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Exhibit 4.1

NINTH AMENDMENT TO CREDIT AGREEMENT

    THIS NINTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is made as of the 23rd day of January, 2001, among KEMET CORPORATION, a Delaware corporation (the "Borrower"); WACHOVIA BANK, N.A. as Agent (successor by merger to Wachovia Bank of Georgia, N.A. and hereinafter referred to as the "Agent") under the Credit Agreement (as herein defined) and the BANKS named in the Credit Agreement.

Background:

    The Borrower, the Agent and the Banks have entered into a certain Credit Agreement dated as of October 18, 1996, as amended by a First Amendment to Credit Agreement dated as of August 30, 1997, as further amended by a Second Amendment to Credit Agreement dated as of March 31, 1998, as further amended by a Third Amendment to Credit Agreement dated as of September 9, 1998, as further amended by a Fourth Amendment to Credit Agreement dated as of December 31, 1998, as further amended by a Fifth Amendment to Credit Agreement dated as of June 30, 1999, as further amended by a Sixth Amendment to Credit Agreement dated as of July 1, 1999, as further amended by a Seventh Amendment to Credit Agreement dated as of June 1, 2000, and as further amended by an Eighth Amendment to Credit Agreement dated as of October 31, 2000 (as amended, the "Credit Agreement").

    The Borrower, the Agent and the Banks wish to further amend the Credit Agreement in certain respects, as hereinafter provided.

    NOW, THEREFORE, the parties hereto agree as follows:

    SECTION 1.  Definitions.  Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement.

    SECTION 2.  Amendments.

    (a) Section 5.06 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

      SECTION 5.06  Loans or Advances.  Neither the Borrower nor any of its Subsidiaries shall make loans or advances to any Person except: (i) loans or advances to employees not exceeding One Million Dollars ($1,000,000) in the aggregate outstanding made in the ordinary course of business and consistent with practices existing on the Closing Date; (ii) deposits required by government agencies or public utilities; (iii) loans or advances to Subsidiaries which are not Guarantors not exceeding Fifteen Million Dollars ($15,000,000) in the aggregate outstanding, (iv) loans or advances to Subsidiaries which are Guarantors or from such Guarantors to the Borrower, (v) loans or advances by any Subsidiary to the Borrower, (vi) advances in the nature of deposits, progress payments and the like to suppliers and service providers for property and services in the ordinary course of business, and (vii) other loans or advances constituting Permitted Investments; provided that after giving effect to the making of any loans, advances or deposits permitted by clause (i), (ii), (iii), (iv), (v), (vi) or (vii) of this Section, no Default shall have occurred and be continuing.

    (b) Section 5.07 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

      SECTION 5.07  Investments.  Neither the Borrower nor any of its Subsidiaries shall make Investments in any Person except (a) as permitted by Section 5.06, (b) for Permitted Investments and Hedging Transactions, (c) that the Borrower and any Subsidiary shall be permitted to acquire (whether through the organization of a Subsidiary or otherwise) all or any portion of the capital stock or securities of any Person engaged in the business or businesses substantially similar to any business currently conducted by the Borrower or any Subsidiary or make capital contributions to any Wholly-Owned Subsidiary which is not a Guarantor, but only to the extent that (i) the cost of any such acquisition or the amount of any such capital contribution, when aggregated with the total cost of all such acquisitions occurring after the Closing Date and the total amount of all such capital contributions made after the Closing Date, does not exceed the Test Amount on the day such acquisition occurs or such capital contribution is made, and (ii) after giving effect to such acquisition or capital contribution no Default shall exist, (d) Investments in Guarantors, (e) Guarantees of loans or advances to employees made in the ordinary course of business and consistent with practices existing on the Closing Date, provided, that the aggregate outstanding principal amount of loans or advances so Guaranteed plus the aggregate principal amount of loans or advances outstanding under Section 5.06(i) does not exceed One Million Dollars ($1,000,000) at any time, (f) Investments by Subsidiaries in the Borrower, (g) an Investment by Borrower in an insurance company providing insurance to the Borrower, provided the amount of such Investment shall not exceed $50,000 in the aggregate and the percentage ownership of the Borrower in such insurance company shall not exceed 10%, (h) Guarantees by the Borrower or a Subsidiary of an obligation of a Subsidiary which is not a Guarantor, provided that (A) the underlying obligation of such Subsidiary is otherwise permitted under the terms of this Agreement, and (B) the aggregate outstanding principal amount of obligations so Guaranteed shall not at any time exceed an amount equal to 10% of Consolidated Tangible Net Worth and (i) Investments not otherwise permitted by the foregoing clauses (a), (b), (c), (d), (e), (f), (g) and (h) in an aggregate amount outstanding not exceeding $15,000,000.

    SECTION 3.  Conditions to Effectiveness.  The effectiveness of this Amendment is subject to the following conditions, unless the Banks waive such conditions:

    (a) receipt by the Agent from each of the parties hereto of either (i) a duly executed counterpart of this Amendment signed by such party or (ii) a facsimile transmission stating that such party has duly executed a counterpart of this Amendment and sent such counterpart to the Agent;

    (b) the fact that the representations and warranties of the Borrower contained in Section 5 of this Amendment shall be true in all material respects on and as of the date hereof.

    SECTION 4.  No Other Amendment.  Except for the amendments set forth above, the text of the Credit Agreement shall remain unchanged and in full force and effect. This Amendment is not intended to effect, nor shall it be construed as, a novation. The Credit Agreement and this Amendment shall be construed together as a single instrument and any reference to the "Agreement" or any other defined term for the Credit Agreement in the Credit Agreement, the Notes or any certificate, instrument or other document delivered pursuant thereto shall mean the Credit Agreement as amended hereby and as it may be amended, supplemented or otherwise modified hereafter.

    SECTION 5.  Representations and Warranties.  The Borrower hereby represents and warrants in favor of the Agent and the Banks as follows:

    (a) Following the effectiveness of this Amendment, no Default or Event of Default under the Credit Agreement has occurred and is continuing on the date hereof;

    (b) The Borrower has the corporate power and authority to enter into this Amendment and to do all acts and things as are required or contemplated hereunder to be done, observed and performed by it;

    (c) This Amendment has been duly authorized, validly executed and delivered by one or more authorized officers of the Borrower and each of this Amendment and the Credit Agreement as amended hereby constitutes the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms; provided, that the enforceability of each of this Amendment and the Credit Agreement as amended hereby is subject to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally; and

    (d) The execution and delivery of this Amendment and the Borrower's performance hereunder and under the Credit Agreement as amended hereby do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower other than those which have already been obtained or given, nor be in contravention of or in conflict with the Articles of Incorporation or Bylaws of the Borrower, or the provision of any statute, or any judgment, order or indenture, instrument, agreement or undertaking, to which the Borrower is a party or by which its assets or properties are or may become bound.

    SECTION 6.  Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

    SECTION 7.  Governing Law.  This Amendment shall be deemed to be made pursuant to the laws of the State of Georgia with respect to agreements made and to be performed wholly in the State of Georgia and shall be construed, interpreted, performed and enforced in accordance therewith.

    SECTION 8.  Effective Date.  This Amendment shall become effective as of the date first set forth above, upon receipt by the Agent from the Borrower and the Required Banks of either a duly executed signature page from a counterpart of this Amendment or a facsimile transmission of a duly executed signature page from a counterpart of this Amendment, signed by such party.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal by their respective authorized officers as of the day and year first above written.

BORROWER:
KEMET CORPORATION
By:	/s/ MICHAEL BOONE [SEAL] Title: Treasurer and Director of Finance
WACHOVIA BANK, N.A. (successor by merger to Wachovia Bank of Georgia, N.A. and Wachovia Bank of South Carolina, N.A. and formerly known as Wachovia Bank of North Carolina, N.A.),as Agent and as a Bank
By:	/s/ CHRISTOPHER C. FINCHER [SEAL] Title: Senior Vice President
ABN AMRO BANK N.V. ATLANTA AGENCY, as Co-Agent and Bank
By:	/s/ RICHARD R. DACOSTA [SEAL] Title: Group Vice President
and
By:	/s/ NATALIE M. SMITH [SEAL] Title: Vice President
SUNTRUST BANK, ATLANTA
By:	/s/ NATHAN BICKFORD [SEAL] Title: Assistant Vice President
FIRST UNION NATIONAL BANK (formerly known as First Union National Bank of South Carolina)
By:	/s/ JEFFERY R. STOTTLER [SEAL] Title: Vice President
BANK OF AMERICA, N.A.
By:	/s/ KEVIN MCMAHON [SEAL] Title: Managing Director

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  Exhibit 4.1
NINTH AMENDMENT TO CREDIT AGREEMENT